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                                                 Exhibit 10.27.15





                         FIRST AMENDMENT
                               to
               OPERATION AND MAINTENANCE AGREEMENT

     This FIRST AMENDMENT to OPERATION AND MAINTENANCE AGREEMENT is entered into as of December 10, 1997 by and between NRG
(Morris) Cogen, LLC, a Delaware limited liability company (the
"Owner") and NRG Morris Operations Inc. (the "Operator").

     WHEREAS, Owner and Operator are parties to that certain
Operation and Maintenance Agreement dated as of September 19,
1997 (the "O&M Agreement");

     WHEREAS, Owner and Operator wish to amend the O&M Agreement as herein provided;

        NOW, THEREFORE, Owner and Operator hereby agree as follows:

     1. The definition of the term "Agent" in Article I of the O&M Agreement shall be deleted in its entirety and the following shall be substituted therefor:

     "Agent" means any agent appointed by the Lender(s) under the Financing Agreements.

     2. Section 4.1.16 of the O&M Agreement shall be amended by adding the following sentences to the end thereof:

     Owner shall have the right upon 30 days' written notice documenting the basis for such action, to require Operator to remove for cause the person selected as the Plant Manager, subject to an Operator's 30-day cure period (but absent such a cure, Operator will remove such person from such position following such a request by Owner). As soon as practicable after any such removal, Operator shall appoint a new Plant Manager after first obtaining Owner's consent to such new appointment. Owner will not exercise its right to require such removal in any manner that causes Operator to violate applicable labor laws, based on a written opinion of outside counsel of the Operator.

     3. Section 4.2.9 of the O&M Agreement shall be amended by adding the following to the end thereof:


     Operator and Owner shall cooperate to maximize excess energy sales and manage plant operating margins. Owner and Operator shall work to agree to a detailed plan to accomplish such objectives prior to Commercial Operation.

     4. Section 10.1 of the O&M Agreement shall be deleted in its entirety and the following shall be substituted therefor:

               10.1 Insurance Requirements of Operator. Unless Owner shall advise Operator that Owner has satisfied the following requirements in whole or in part by naming Operator as a named insured on Owner's insurance policies, Operator shall procure and maintain in full force and effect at all times that the Project is being operated (and, in any event, no later than the date on which Operator has employees at the Project), insurance policies with limits and coverage provisions in no event less than the limits and coverage provisions set forth below.

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          10.1.1    General Liability Insurance:  Liability
          insurance on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage, personal injury insurance, independent contractors and the hostile fire exception to the pollution liability exclusion with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage; provided that the policy general aggregate, if any, shall apply separately to the Project. A maximum deductible or self-insured retention of $500,000 per occurrence shall be allowed.

          10.1.2 Automobile Liability Insurance: Automobile liability insurance against claims for personal injury (including bodily injury and death) or property damage arising out of the use of all owned, leased, non-owned and hired motor vehicles including loading and unloading with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions where applicable. A maximum deductible or self-insured retention of $500,000 per occurrence shall be allowed.

          10.1.3 Workers' Compensation Insurance: Workers' compensation insurance as required by applicable Legal and Contractual Requirements. A maximum deductible or self-insured retention of $500,000 per occurrence shall be allowed.

          10.1.4 Employer's Liability Insurance: Employer's liability insurance for all employees of the Operator with a $1,000,000 minimum limit per accident. A maximum deductible or self-insured retention of $500,000 shall be allowed.

          10.1.5 Excess Insurance: Excess liability insurance on an occurrence basis (or modified AEGIS claims made form) covering claims in excess of the underlying insurance described in Sections 10.1.1, 10.1.2 and
          10.1.4 hereof with a $10,000,000 minimum limit per occurrence; provided, that the general aggregate limit of liability, if any, shall apply separately to the Project.

          10.1.6 Aircraft Insurance: If the performance of Operator's obligations under this Agreement requires the use of any aircraft that is owned, leased or chartered by Operator, aircraft liability insurance with a $25,000,000 minimum limit per occurrence for property damage and bodily injury, including passengers and crew.

All policies of liability insurance to be maintained by Operator shall be endorsed (a) to provide a severability of interests or cross liability clause; (b) to name Owner, the Agent and their respective directors, officers, employees and agents as additional insureds; and (c) to provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner or the Lenders.

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     5.   Section 12.4 of the O&M Agreement shall be deleted in
its entirety and the following shall be substituted therefor:

          12.4 Certain Remedies of Owner and Millennium for Selected Operator Defaults. In addition to the remedies set out in Section12.3, Owner shall have the right to terminate this Agreement, without resort to the arbitration procedures set out in Article XIII, if (a) Operator is in default under Section12.2.3 or Section 12.2.7 hereof, (b) Operator is in default a second time under Section 12.2.8 hereof, (c) the heat rate of the Project for any Operating Year is greater than three percent (3%) above the Guaranteed Heat Rate for such Operating Year, (d) the Owner is required to pay more than one million five hundred thousand dollars ($1,500,000) in Operator Standby Power Costs in any Operating Year; provided, that Operator may cure a default under Section 12.4(d) by paying to Owner an amount equal to the entire amount of the excess of such Operator Standby Power Costs over one million five hundred thousand dollars ($1,500,000); provided further, that Operator may not cure any such default if the amount of such Operator Standby Power Costs exceeds one million nine hundred thousand dollars ($1,900,000) , or (e) NRG Energy, Inc. ("NRG Energy") directly or indirectly owns less than ten percent (10%) of the outstanding common stock (the "Stock") of NRG Generating (U.S.), Inc. ("NRGG") as a result of a sale of Stock by NRG; provided, that, if it has not been previously exercised, Owner's right to exercise its termination rights under this
     Section 12.4(e) shall be suspended for no more than 180 days during any period in which NRG Energy is, directly or indirectly, reaquiring an aggregate amount of Stock equal to or in excess of ten percent (10%) of the Stock. Upon any such termination, Operator shall turn over to Owner care, custody and control of the Project and the Leased Equipment, and shall assign such subcontracts for services provided hereunder as Owner may request. Operator shall also turn over all spare parts and other consumables in the inventory. Operator shall cooperate with Owner and any replacement operator in a transition of operation and maintenance responsibilities. In addition, in the event that Operator fails to deliver Steam to Millennium pursuant to the requirements of the ESA, Millennium shall have the right to immediately re-assume operating control of the Leased Equipment without affording Operator a cure period, pending the outcome of any arbitration proceedings under Article27 of the ESA. Operator will cooperate with Millennium during any such period, and shall only be entitled to re-assume operating control of the Leased Equipment once Owner and Millennium are satisfied that Operator can meet its responsibilities under this Agreement. During any period in which Millennium has assumed operating control of the Leased Equipment, the Annual Fee to be paid to Operator shall be reduced by twenty-five percent (25%) and Operator shall not be entitled to any bonus under Section 8.4.

     6. To the extent Operator had in effect insurances meeting the requirements set forth above in Section 4 of this Amendment, Owner hereby waives any failure by Operator to meet the requirements of Section 10.1 of the O&M Agreement prior to the date hereof.

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     7.   This Amendment is limited as specified and shall not
constitute a modification, acceptance or waiver of any other provision of the O&M Agreement or any other agreement referred to therein, or prejudice any right or rights which Owner or Operator may now have or may have in the future under or in connection with the O&M Agreement. Except as expressly modified hereby, the terms and provisions of the O&M Agreement shall continue in full force and effect. All references to the O&M Agreement shall hereafter be deemed to refer to the O&M Agreement as modified hereby.

     8. This Amendment may be executed in separate counterparts by Owner and Operator, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. A complete set of counterparts shall be delivered to each of Owner and Operator.


      9.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF  THE
PARTIES  HEREUNDER  SHALL BE CONSTRUED  IN  ACCORDANCE  WITH  AND
GOVERNED BY THE LAW OF THE STATE OF ILLINOIS, BUT WITHOUT  GIVING
EFFECT TO.CONFLICTS OF LAW PROVISIONS.


      10. This Amendment shall become effective on the date when the Agent has consented in writing to the execution hereof by Owner pursuant to the terms of the Financing Agreements.


     IN WITNESS WHEREOF, Owner and Operator have caused their duly authorized representatives to execute and deliver this Amendment as of the date first above written.


                              NRG (MORRIS) COGEN, LLC



                              By /s/ Craig Mataczynski
                                 Name: Craig Mataczynski
                                 Title: President



                              NRG MORRIS OPERATIONS INC.


                              By Ronald J. Will
                                 Name: Ronald J. Will
                                 Title: President